UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to Rule §240.14a-12

Berry Petroleum Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Berry Petroleum Company Shareholder:

It is our pleasure to invite you to Berry Petroleum Company's 2008 Annual Meeting of Shareholders. This year's meeting will be held on Wednesday, May 14, 2008 at 10:00 a.m. (PDT), at the Four Points Sheraton Hotel Bakersfield at 5101 California Avenue, Bakersfield, California. At the meeting we will focus on the business items listed in the notice of the meeting, which is contained on the cover page of this Proxy Statement.

We are pleased to take advantage of the new Securities and Exchange Commission rule allowing companies to furnish proxy materials to the shareholders over the Internet. We believe that this new e-proxy process will expedite shareholders' receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting. On April 1, 2008 we expect to mail to our shareholders a Notice containing instructions on how to access our 2008 Proxy Statement and Annual Report and vote online. In addition for the 2008 meeting we have elected to send a full paper copy of the Proxy Statement and Annual Report to our registered shareholders. The Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet, if you received them by mail this year.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

We look forward to seeing you at the Annual Meeting.

This Proxy Statement is being mailed or transmitted on or about April 1, 2008 to the Company's shareholders of record on March 17, 2008.

Sincerely,

Martin H. Young, Jr.	Robert F. Heinemann
Chairman of the Board	President and Chief
Executive Officer

BERRY PETROLEUM COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 14, 2008

10:00 a.m., PDT

Four Points Sheraton Hotel Bakersfield

5101 California Avenue

Bakersfield, California 93309

AGENDA:

1.	To elect a board of ten Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants; and

3.	To transact such other business as may be properly brought before the meeting or any adjournment thereof.

Shareholders of record March 17, 2008 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•	BY INTERNET
•	BY TELEPHONE
•	BY RETURNING YOUR PROXY CARD

April 1, 2008
Bakersfield, California

By Order of our Board of Directors

Kenneth A. Olson
Corporate Secretary

TABLE OF CONTENTS

Page

Proxy Statement for the Annual Meeting of Shareholders	1

Voting Securities	1

General Information about the Annual Meeting and Voting	2

Proposal No. 1 - Election of Directors	5

Proposal No. 2 – Ratification of Independent Registered Public Accounting Firm	7

Corporate Governance	7

Communications with Our Board	9

Meetings and Committees of Our Board	10

Executive Compensation – Compensation Discussion and Analysis	12

Compensation Committee Report	19

Summary Compensation Table	20

Grants of Plan Based Awards	22

Outstanding Equity Awards at Fiscal Year End	23

Option Exercises and Stock Vested	24

Potential Payments Upon Termination or Change in Control	25

Director Compensation	27

Security Ownership	28

Principal Shareholders	29

Section 16(a) Beneficial Ownership Reporting Compliance	30

Certain Relationships and Related Transactions	30

Report of the Audit Committee of Our Board of Directors	33

Other Items	35

i

Proxy Statement for the

Annual Meeting of Shareholders of

BERRY PETROLEUM COMPANY

To Be Held on Wednesday, May 14, 2008

Solicitation

This Proxy Statement is furnished by our Board of Directors of Berry Petroleum Company (respectively our Board and we, us or the Company) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on May 14, 2008, or at any adjournment thereof (the Annual Meeting or Meeting) pursuant to the Notice of Annual Meeting of Shareholders for said Meeting. This Proxy Statement and the proxies solicited hereby are being mailed or made available to our shareholders on or about April 1, 2008.

SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR OTHERWISE VOTE YOUR PROXY CARD VIA THE TELEPHONE OR INTERNET.

VOTING SECURITIES

March 17, 2008 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of March 17, 2008 there were 42,610,617 and 1,797,784 shares, respectively, of our Class A Common Stock (Class A Common Stock or Common Stock) and our Class B Stock (Class B Stock), par value $.01 per share, issued and outstanding, referred to collectively as the Capital Stock.

Our Certificate of Incorporation provides that, except for proposed amendments to our Certificate of Incorporation adversely affecting the rights of a particular class (which must be approved by the affected class voting separately), the Class A Common Stock and the Class B Stock will vote as a single class on all matters upon which the Capital Stock is entitled to vote. Each share of Class A Common Stock is entitled to one vote and each share of Class B Stock is entitled to 95% of one vote. The Certificate of Incorporation also provides for certain adjustments to the Capital Stock in the event a separate class vote is imposed by applicable law.

Holders of the Capital Stock are entitled to cumulative voting rights for election of Directors. Cumulative voting rights entitle a shareholder to cast as many votes as is equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder. A shareholder may cast all of such shareholder's votes as calculated above for one candidate or may distribute the votes among two or more candidates. If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

If you sign your proxy card or voting instruction card with no further instructions, Robert F. Heinemann or Kenneth A. Olson, or their successors, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting. Unless otherwise instructed, the shares represented by proxies will be voted in the discretion of the proxy holders so as to elect the maximum number of Management nominees which may be elected by cumulative voting.

Cumulative voting applies only to the election of Directors. For all other matters, each share of Common Stock outstanding as of the close of business on the Record Date is entitled to one vote and each share of Class B Stock is entitled to 95% of one vote as described below.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

I am a beneficial shareholder; why did I just receive a one-page Notice in the mail regarding the internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the new rules recently adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the Notice) to our beneficial owners. All beneficial shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, shareholders may request, by calling Broadridge Financial Solutions, Inc. (Broadridge) at the number listed on the Notice, to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholder's meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Our Board of Directors has set March 17, 2008 as the record date for the Annual Meeting. If you were the owner of our Capital Stock at the close of business on March 17, 2008, you may vote at the Annual Meeting. Class A Common shareholders are entitled to one vote for each share of Class A Common Stock held on the record date and Class B shareholders are entitled to 95% of one vote for each share of Class B Stock held on the record date, including shares:

•	held directly in your name with our transfer agent as a "shareholder of record": and

•	held for you in an account with a broker, bank or other nominee (shares held in "street name").

A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 5201 Truxtun Avenue, Suite 300, Bakersfield, California 93309, and at the time and place of the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of our shares of Capital Stock outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 42,610,617 shares of our Class A Common Stock and 1,797,784 shares of Class B Stock outstanding. Your shares are counted as present at the Annual Meeting if you:

•	are present and vote in person at the Annual Meeting; or

•	have properly submitted your proxy card by mail or voted your proxy card by telephone or via the internet prior to the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•	the election of ten Director nominees to our Board of Directors until the next Annual Meeting of Shareholders, or until their respective successors are elected and qualified;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants; and

•	such other business as may be properly brought before the meeting or any adjournment thereof.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies shall vote the shares represented thereby in their discretion. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of our Capital Stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How does our Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•	"FOR" the Director nominees named in this Proxy Statement; and

•	"FOR" ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants.

How many votes are required to approve each proposal?

Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the ten nominees who receive the largest number of "FOR" votes cast will be elected as Directors.

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants requires a majority of the votes cast at the Annul Meeting.

How are votes counted?

You may either vote "FOR" or "WITHHOLD" authority to vote for our Director nominees. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

You may vote "FOR," "AGAINST" or "ABSTAIN" on the other proposals to be presented at the Annual Meeting and set forth in the Notice of Annual Meeting of Shareholders. If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will have the same effect as a vote against the proposal.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has been approved. Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain routine items but not on other items. Broker non-votes will not be counted for purposes of the election of Directors or the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants.

The persons named as proxies are Officers of Berry. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted in accordance with the instructions given. If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.

How do I vote my shares without attending the Annual Meeting?

Whether you are a "shareholder of record" or hold your shares in "street name," you may direct your vote without attending the Annual Meeting in person. If you are a shareholder of record, you may vote by signing and dating your enclosed proxy card and mailing it in the postage-paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. You may also vote by telephone or internet by following the instructions on the enclosed proxy card.

If your shares are registered in the name of a bank or a brokerage firm, you may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms participate in the ADP Investor Communications Services online program. This program provides eligible shareholders that hold shares in "street name" the opportunity to vote via the internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy materials will provide voting instructions. Eligible shareholders who elected to receive our Proxy Statement and Annual Report to Shareholders via the internet will be receiving an e-mail on or about April 1, 2008 with information explaining how to access Annual Meeting materials and instructions for voting. If you provide specific voting instructions by mail, telephone or the internet, your broker or nominee will vote your shares as you have directed.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by signing, dating and returning the enclosed proxy card or otherwise to vote your proxy card via the telephone or internet so your vote will be counted if you are unable to, or later decide not to, attend the Annual Meeting. If you are a shareholder of record, you may vote in person by marking and signing the ballot to be provided at the Annual Meeting. If you hold your shares in "street name," you must obtain a form of proxy card in your name from your bank, broker or other shareholder of record in order to vote by ballot at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a proxy card (or other voting instructions if your shares are held in street name) for each account. To ensure that all of your shares in each account are voted, you must sign, date and return each proxy card you receive or otherwise vote each proxy card via the telephone or internet.

How do I revoke my proxy and change my vote?

You may revoke your proxy at any time before the meeting.

Your method of doing so will depend upon how you originally voted:

By Internet – simply log in and resubmit your vote – Broadridge will only count the last instructions;

By Telephone – simply sign in and resubmit your vote - Broadridge will only count the last instructions;

By Mail – you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 as noted on the Notice, submit another properly signed proxy with a more recent date, or vote in person at the meeting. For written notices, you must include the control number that is printed on the upper portion of the proxy card.

Unless otherwise directed in the accompanying proxy card, persons named therein will vote "FOR" the election of the ten Director nominees listed under the Nominees for Election section below and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants. As to any other business that may properly come before the Meeting, the proxy holders will vote in accordance with the recommendation of our Board of Directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Election

Our Directors are elected at each Annual Meeting of Shareholders. At the Annual Meeting, ten Directors, constituting the authorized number of Directors, will be elected to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized Directors will be elected.

The nominees for election as Directors at the Annual Meeting are set forth in the table below and are all incumbent Directors who were elected at the May 2007 Annual Meeting of Shareholders. The ages shown are as of December 31, 2007. Each of the nominees has consented to serve as a Director if elected. Unless authority to vote for any Director is withheld in a proxy, it is intended that each proxy will be voted "FOR" such nominees. In the event that any of the nominees for Director should, before the Meeting, become unable to serve, it is intended that shares represented by proxies, which are executed and returned, will be voted for such substitute nominees as may be recommended by our existing Board of Directors, unless other directions are given in the proxies. To the best of our knowledge, all the nominees will be available to serve.

YOUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL TEN DIRECTOR NOMINEES LISTED BELOW.

Nominee	Age	Position	Director Since
Martin H. Young, Jr.	55	Chairman of the Board and Director	1999
Robert F. Heinemann	54	President, Chief Executive Officer and Director	2002
Joseph H. Bryant	52	Director	2005
Ralph B. Busch, III	48	Director	1996
William E. Bush, Jr.	60	Director	1986
Stephen L. Cropper	57	Director	2002
J. Herbert Gaul, Jr.	64	Director	1999
Thomas J. Jamieson	64	Director	1993
J. Frank Keller	64	Director	2006
Ronald J. Robinson	61	Director	2006

Set forth below is information concerning each of our nominee Directors.

Mr. Young was named Chairman of the Board of Directors on June 16, 2004 and is a member of the Audit Committee. Mr. Young has been the Senior Vice President and Chief Financial Officer of Falcon Seaboard Diversified, Inc. (Falcon) and its predecessor companies, Falcon Seaboard Holdings, L.P. and Falcon Seaboard Resources, Inc., since 1992. Falcon is a private energy company involved in natural gas exploration and production, real estate and private investments. In July 2007, Mr. Young retired as Chairman of the Board and as a member of the Board of the Texas Mutual Insurance Company, the largest provider of workers’ compensation insurance in the State of Texas. Prior to his employment with Falcon, Mr. Young had 13 years of banking experience, the last 10 working for a major California bank as the Vice President/Area Manager for the corporate banking group.

Mr. Heinemann was named the President and Chief Executive Officer (hereinafter referred to as CEO) on June 16, 2004 and was previously named the interim President and interim Chief Executive Officer on April 26, 2004 and the Chairman of the Board from April 1, 2004 until June 16, 2004. From December 5, 2003, to March 31, 2004, Mr. Heinemann was the Director designated to serve as the presiding Director at executive sessions of our Board in the absences of the Chairman and to act as liaison between the independent Directors and the Chief Executive Officer. From 2000 until 2002, Mr. Heinemann served as the Senior Vice President and Chief Technology Officer of Halliburton Company and as the Chairman of the Halliburton Technology Advisory Committee. He was previously with Mobil Oil Corporation (Mobil) where he served in a variety of positions for Mobil and its various affiliate companies in the energy and technical fields from 1981 to 1999, most recently as the Vice President of Mobil Technology Company and the General Manager of the Mobil Exploration and Producing Technical Center.

Mr. Bryant is a member of the Compensation Committee. Mr. Bryant is the Chairman and Chief Executive Officer of Cobalt International Energy, L.P. Mr. Bryant was the President and Chief Operating Officer for Unocal Corp. from September 2004 until September 2005 and was President of BP Angola from March 2000 until August 2004.

Mr. Busch is a member of the Compensation Committee and of the Corporate Governance and Nominating Committee. Prior to August 29, 2005, Mr. Busch also served on the Audit Committee. Mr. Busch is currently Executive Vice President and Chief Operating Officer for Aon Risk Services of Central California. Prior to his position with Aon Risk Services, Mr. Busch was President of Central Coast Financial from 1986 to 1993. Mr. Busch is a cousin to William E. Bush, Jr.

Mr. Bush is the Chairman of the Corporate Governance and Nominating Committee. Mr. Bush is a marketing consultant and private investor. Mr. Bush was formerly the Plant Manager of California Planting Cotton Seed Distributors from 1987 to 2000 and served for over 27 years in various management positions with other companies. Mr. Bush became a director of Eagle Creek Mining & Drilling (Eagle Creek) in 2003 and was previously a director of Eagle Creek from 1985 to 1998. Mr. Bush is a cousin to Ralph B. Busch, III.

Mr. Cropper is a member of the Audit Committee and served as its Chairman from June 2004 to May 2006. Mr. Cropper is a consultant and private investor. Mr. Cropper retired in 1998 after 25 years with The Williams Companies, most recently serving as the President and Chief Executive Officer of Williams Energy Services, which was involved in various energy related businesses. Mr. Cropper is also a director of three public entities, Sunoco Logistics Partners LP, Rental Car Finance Corp. and NRG Energy, Inc.

Mr. Gaul is the Chairman of the Audit Committee. Previously, Mr. Gaul was a member and served as Chairman of the Corporate Governance and Nominating Committee. Mr. Gaul is a private investor. Mr. Gaul was the Chief Financial Officer for Gentek Building Products from 1995 to 1997 and served for over 25 years in senior treasury or finance positions with various other companies.

Mr. Jamieson is the Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Jamieson is the Chief Executive Officer, President, owner and founder of Jaco Oil Company since 1970. Jaco Oil Company, based in Bakersfield, California, is one of the largest independent gasoline marketers in the western United States. Mr. Jamieson is also the owner of several private businesses involved in the petroleum, real estate and water utility industries.

Mr. Keller is a member of the Corporate Governance and Nominating Committee. Mr. Keller is a private investor. In February 2006, Mr. Keller retired from Bill Barrett Corporation where he most recently served as the Vice Chairman of the Board and Chief Operating Officer. Mr. Keller was previously a co-founder of Barrett Resources Corporation in 1981 and served as Barrett Resources' Executive Vice President from 1983 until Barrett Resources was acquired in 2001. He has more than 25 years of experience in the oil and gas industry.

Mr. Robinson is a member of the Corporate Governance and Nominating Committee. Mr. Robinson is a private investor. Mr. Robinson is the Chairman and Chief Executive Officer of Knowledge Deployment Inc., which assists in the development of high technology startup entities. Mr. Robinson has over 30 years experience in the oil and gas industry, having served in various roles for Texaco, including his last position as the President of Texaco Technology Division. Following his tenure at Texaco, Mr. Robinson served as department head and the Albert B. Stevens Endowed Chair professor of the Harold Vance Department of Petroleum Engineering at Texas A&M University from 2001 to 2003.

PROPOSAL NO. 2

Ratification of the Appointment of PricewaterhouseCoopers LLP as our
Independent Registered Public Accounting Firm (Independent Auditors)

At its February 12, 2008 meeting, the Audit Committee recommended and approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) to examine our financial statements for the year ending December 31, 2008. Our Board of Directors unanimously agreed to the recommendation. We are seeking shareholder ratification of such action. In the event the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may recommend the appointment of a different independent registered public accounting firm at any given time during the year if the Audit Committee determines that such a change would be in our best interest and in the best interest of our shareholders.

It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting and be available to make a statement or to respond to appropriate questions.

YOUR BOARD AND THE AUDIT COMMITTEE RECOMMEND THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (INDEPENDENT AUDITORS).

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Berry Petroleum Company is committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and other documents of interest are available at http://www.bry.com or by writing to us – Attention: Investor Relations. The contents of our website are not incorporated into this document.

Director Independence

In February 2007, our Board, upon recommendation of the Corporate Governance and Nominating Committee, amended our Director Independence Standards, originally adopted in February 2005. Our Director Independence Standards is available at http://www.bry.com or by writing to us – Attention: Investor Relations. The contents of our website are not incorporated into this document.

After careful review, our Board has determined that with the exception of Mr. Heinemann, the President and Chief Executive Officer, each of the current Directors (Mr. Joseph H. Bryant, Mr. Ralph B. Busch, III, Mr. William E. Bush, Jr., Mr. Stephen L. Cropper, Mr. J. Herbert Gaul, Jr., Mr. Thomas J. Jamieson, Mr. J. Frank Keller, Mr. Ronald J. Robinson and Mr. Martin H. Young, Jr.) standing for re-election has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our Director Independence Standards. All Board committees are entirely comprised of independent Directors.

In reaching the findings of independence of the nine non-employee Directors, the Corporate Governance and Nominating Committee and our Board considered not only our categorical independence standards but each of the facts and circumstances of such nine Directors. Specifically with regard to the stock ownership by Mr. Bush and Mr. Busch and the directorship by Mr. Bush of Eagle Creek Mining and Drilling Inc. (the parent company to S&D Supply Company) as described in related party transactions on page 30 of this Proxy Statement, our Board considered the fact that our transactions with S&D Supply Company are completed on a purchasing basis consistent with that used with all other vendors, are at prices competitive in the industry, and represent benefit to us in the availability of the equipment utilized by us particularly at a time of heavy competition for such equipment in the industry. The Board also considered the fact that these purchases represent less than 2% of our total purchases of such similar equipment and services, that this relationship between S&D Supply Company and us predates our formation in 1985, and that the relative ownership and relationship with Mr. Bush and Mr. Busch to Eagle Creek is a small minority of that company.

In considering the independence of Mr. Young, our Board considered the fact that Falcon Seaboard Investment Company, an affiliate of Falcon Seaboard of which Mr. Young serves as Chief Financial Officer and Senior Vice President, purchased a position in our 8.25% Senior Subordinated Notes (Notes) in a transaction that did not involve the Company. These are publicly registered notes and Falcon and Mr. Young received no consideration from the Company in this matter. Likewise, Mr. Busch through a family trust and Mr. Bush directly have also purchased our Notes in transactions that did not involve the Company. In fact, our Board encourages our Directors to not only own stock in the Company, but, if they should see fit, to own other of our non-equity securities. The Board would not consider any such ownership as impairing a Director’s independence. Our only non-equity securities currently are the Notes issued pursuant to the Form 424B5 filed October 19, 2006.

Nomination for Directors

Shareholder Nominees

If a shareholder wishes to recommend a nominee for our Board of Directors, the shareholder should write to our Corporate Secretary at:

Corporate Secretary

Berry Petroleum Company

5201 Truxtun Avenue, Suite 300

Bakersfield, CA 93309

Shareholders should specify the name and address of the nominee and the qualifications of such nominee for membership on our Board of Directors. All such recommendations will be brought to the attention of the Corporate Governance and Nominating Committee.

Evaluating Nominees for Director

Recommendations for open Board positions may come from a variety of sources including business contacts of current and former Directors or Officers, or a professional search firm selected by the Corporate Governance and Nominating Committee and shareholder nominations. In evaluating such recommendations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, skills and experience on our Board. Each nominee will be considered based on the need or desire to fill existing vacancies, or to expand the size of our Board, and to select nominees that best suit our needs.

Director Qualifications

Director candidates will be evaluated based on criteria developed by the Corporate Governance and Nominating Committee from time to time for each individual vacancy. Qualifications that will be considered for all nominees include, but are not limited to:

•	the ability of the prospective nominee to represent the interests of our shareholders;
•	the prospective nominee’s personal and professional experiences and expertise;
•	the prospective nominee’s standards of integrity, commitment, independence of thought and judgment and avoidance of conflicts of interest; and
•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties.

Communications with our Board

Individuals may communicate with our Board by writing to:

Board of Directors

Berry Petroleum Company

5201 Truxtun Avenue, Suite 300

Bakersfield, CA 93309

Communications that are intended specifically for the independent Directors or the presiding Director should be sent to the address above to the attention of the Chairman of the Board. Personnel designated by us will review and create a log of all such correspondence that, in our opinion, deals with the functions of our Board or committees thereof. The Chairman of the Board periodically reviews the log of all such correspondence we receive and determines which items to bring to the attention of the full Board or to any particular Committee of our Board.

Additional Information Concerning Directors

Effective January 1, 2007, non-employee Directors, excluding the Chairman of the Board, are paid a quarterly fee of $10,000, plus $1,200 per day for each Board meeting day attended and $1,200 per day for each Committee meeting attended which is not held on the same day as a Board meeting. As of January 1, 2007, the Chairman of the Audit Committee receives an additional retainer of $3,750 per quarter, the Chairman of the Compensation Committee receives an additional retainer of $2,500 per quarter, and the Chairman of the Corporate Governance and Nominating Committee receives an additional retainer of $1,875 per quarter, each in addition to the meeting fees that are paid to other non-employee Directors. Effective January 1, 2007, the Chairman of the Board receives an annual Director’s fee of $150,000 payable quarterly in addition to the meeting fees that are paid to other non-employee Directors. Mr. Heinemann, as CEO, receives no further compensation as a Director. We reimburse all Directors for their reasonable expenses in connection with their activities as Directors. Non-employee Directors can elect to have their quarterly and meeting fees paid in cash, or defer payment until their resignation from our Board of Directors in an interest account or to a stock unit account which mirrors our Class A Common Stock under deferral provisions of the Non-Employee Directors Deferred Compensation Plan. See the Director Compensation table on page 27 of this Proxy Statement.

The 2005 Equity Incentive Plan, which was approved by the shareholders in May 2005, allows for equity grants to Directors as recommended by the Compensation Committee and approved by our Board of Directors. Under the 2005 Equity Incentive Plan 3,956 options and 1,319 restricted stock units (RSUs) were granted to the non-employee Directors on December 14, 2007. The grant date fair market value of the total Options and RSUs granted to each non-employee Directors was $115,002 based on the average of the high and low stock price on December 14, 2007 of $43.61. The 1,319 RSUs granted do not require any payment when exercised but are subject to a restriction that they may not be issued until at least January of 2012 or earlier when the Director leaves the Board, subject to a Director's deferral election to thereafter receive the underlying shares in five equal installments or in a lump sum. All undistributed shares are immediately issued in the event of a change in control. Pursuant to the 2005 Equity Incentive Plan, the exercise price of the options granted in 2007 is the average of the high and the low market stock price on the date of the award. The maximum option exercise period is ten years from the date of the grant. The options and RSUs issued to the Directors vest immediately. See page 28 of this Proxy Statement for a summary of the share holdings in the Company by our Directors.

At least annually, the Directors participate in the multi-day retreat to discuss our strategy and goals. Each Director’s spouse is invited to accompany the Director at this retreat at our expense. The cost to each Director of the spouse’s participation in the retreat along with the cost of any and all other perquisites paid to or on behalf of each Director was less than $10,000 for 2007.

MEETINGS AND COMMITTEES OF OUR BOARD

Our Board

Each Director is expected to devote sufficient time, energy and attention to ensure diligent performance of his duties and to attend all shareholders, Board and applicable Committee meetings. In 2007, our Board of Directors held twelve meetings, and the Audit Committee held ten meetings; the Compensation Committee held seven meetings, and the Corporate Governance and Nominating Committee held six meetings. All of the nominees holding office attended at least 75% of our Board meetings and meetings of Committees on which they were members. It is our policy that each member of our Board attend our annual meeting. All of our Directors were present at the annual meeting held on May 16, 2007. Martin H. Young, Jr., the Chairman of the Board, has been chosen to be the presiding Director to preside over each executive session of the non-management Directors. In the event the Chairman of the Board is unavailable, the remaining independent Directors will select the independent Director to preside over the executive session of the non-management Directors.

Committees of our Board

Our Board has three standing Committees to facilitate and to assist our Board in the execution of its responsibilities. The Committees are currently the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. In accordance with New York Stock Exchange listing standards, all the Committees are comprised solely of non-employee, independent Directors. Charters for each Committee are available on our website at www.bry.com by first clicking on "Investor Center" and then "Corporate Governance". The charter of each Committee is also available in print to any shareholder who requests it. The table below shows current membership for each of the standing Board Committees.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Stephen L. Cropper	Joseph H. Bryant	Ralph B. Busch III
J. Herbert Gaul, Jr. *	Ralph B. Busch III	William E. Bush, Jr. *
Thomas J. Jamieson	Thomas J. Jamieson *	J. Frank Keller
Martin H. Young, Jr.		Ronald J. Robinson

* Committee Chairman

•	The Audit Committee

The Audit Committee has four members and met ten times in 2007. The Committee is composed solely of non-employee Directors, all of whom our Board has determined are independent pursuant to New York Stock Exchange rules. Our Board has also determined that each of Mr. Cropper, Mr. Gaul, Mr. Jamieson and Mr. Young is an audit committee financial expert as defined in Item 407(d) of Regulation S-K and that each member of the Audit Committee is an independent director as defined in the Securities Exchange Act of 1934. Mr. Gaul currently serves as the Chairman of the Committee. The Audit Committee reviews, acts on and reports to our Board of Directors with respect to our auditing performance and practices, risk management, financial and credit risks, accounting policies, internal control, internal audit practices, tax matters, financial reporting and financial disclosure practices. The Committee is responsible for: 1) reviewing and selecting our independent registered public accounting firm, 2) reviewing the scope of the annual audit, 3) pre-approving the nature of non-audit services, 4) approving the fees to be paid to the independent registered public accounting firm, 5) reviewing the performance of our independent registered public accounting firm, 6) approving the outside accounting firms hired for special projects and internal audits and reviewing their reports, 7) reviewing our accounting practices and 8) performing any other tasks as described in the Audit Committee’s Charter. Our Board approved Charter of the Committee was last revised on February 16, 2007, is reviewed at least annually and is available at http://www.bry.com or by writing to us – Attention: Investor Relations. The contents of our website are not incorporated into this document.

•	The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of our Board of Directors consist of four members and met six times in 2007. The Committee is composed solely of non-employee Directors, all of whom our Board has determined are independent pursuant to New York Stock Exchange rules. Mr. Bush serves as Chairman of the Committee. The Corporate Governance and Nominating Committee is responsible for: 1) the development of governance guidelines and practices for the effective operation of our Board in fulfilling its responsibilities, 2) the review and assessment of the performance of our Board, 3) the nomination of prospective Directors for our Board of Directors and Board Committee memberships and 4) performing any other tasks as described in the Corporate Governance and Nominating Committee Charter. We regularly monitor developments in the areas of corporate governance. In 2006 and 2005, the Committee devoted extensive time and effort to the nomination process resulting in the election of three new Directors. Our Board approved Charter of the Corporate Governance and Nominating Committee was last revised on February 16, 2007, is reviewed at least annually and is available at http://www.bry.com or by writing to us – Attention: Investor Relations. The contents of our website are not incorporated into this document.

•	The Compensation Committee

The Compensation Committee of our Board of Directors consists of three members and met seven times in 2007. The Committee is composed solely of non-employee Directors, all of whom our Board has determined are independent pursuant to New York Stock Exchange rules. Mr. Jamieson serves as Chairman of the Compensation Committee. The Compensation Committee is responsible for: 1) recommending to our Board of Directors total compensation for Executive Officers, including but not limited to, salaries, bonuses and all equity-based compensation, 2) evaluating, in conjunction with all the independent Directors, the performance of the CEO, 3) reviewing general plans of compensation and benefit programs for our employees, 4) recommending Director compensation, 5) reviewing and approving awards under our Incentive Compensation Plan and 6) performing any other tasks as described in the Compensation Committee’s Charter. In addition, the Compensation Committee is charged with the responsibility, subject to certain authority reserved to our Board, of administering our 2005 Equity Incentive Plan and the 1994 Stock Option Plan. Our Board approved Charter of the Compensation Committee was last revised on February 12, 2008, is reviewed at least annually and is available at http://www.bry.com or by writing to us – Attention: Investor Relations. The contents of our website are not incorporated into this document.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the Committee) has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy subject to the ultimate approval of our Board of Directors. While this analysis is primarily intended to discuss the 2007 executive compensation of the five named executive officers consisting of Mr. Heinemann, Mr. Goehring, Mr. Duginski, Mr. Anderson and Mr. Kelso (the Executive Officers), we have included discussion of our overall compensation program as the entire employee workforce is critical to our success. In our program there is natural linkage between compensation of our entire workforce, as primarily directed by our CEO, and the compensation of our Executive Officers.

The Committee ensures that the total compensation paid to the Executive Officers is fair, reasonable, competitive, and in our best interests. In carrying out its responsibilities, the Committee is authorized to engage outside advisors as the Committee deems appropriate. During 2007, the Committee utilized the services of Cogent Compensation Partners Inc. (Cogent). The services provided by Cogent included obtaining information and advice on compensation practices by an industry peer group, the makeup of which was pre-approved by the Committee and is described below.

When determining the compensation for the Executive Officers (excluding the CEO), the Committee consults with, and receives recommendations from, the CEO as to compensation for each of the Executive Officers (excluding the CEO). The CEO does not make recommendations concerning his own compensation.

Compensation Philosophy and Objectives

Our compensation philosophy is designed to support the overall objective of maximizing the return to our shareholders while maintaining a qualified workforce by:

•	attracting, developing, rewarding, and retaining highly qualified and productive individuals;
•	directly aligning compensation to both our performance and individual performance;
•	ensuring compensation levels that are externally competitive and internally equitable; and
•	encouraging executive stock ownership to enhance a mutuality of interest with our shareholders.

It is the Committee’s policy to provide incentives that promote both our short term and long term financial objectives that are appropriate to the nature of our assets. Base salary and short term incentive compensation are designed to reward achievement of short term objectives while the long term incentive compensation is intended to encourage employees, particularly executives, to focus on our long term goals. Salary, annual cash bonuses and equity awards are the primary focus of our program and we believe attention to all three is important to retain our existing personnel and to attract and hire new employees. With the exception of our CEO, we do not have employment agreements (other than change in control agreements, discussed below) with any of our employees. As to any given individual, the factors considered in any compensation decision include, but are not limited to, the complexity of that individual’s job, the person’s demonstrated contributions to our value, competitive pressures in the marketplace and his or her relative performance compared to peers within the Company.

Setting Executive Compensation

Our Board has determined that it is in our best interest to maintain flexibility when establishing executive compensation due to the intense competition for quality people within our industry and the volatility of commodity prices not under our direct control. Consequently, we have not set standards for executive compensation on a year to year basis nor set standards for the amount of short term versus long term compensation. The Committee utilizes its own discretion and experience and, if utilized by the Committee, the input of outside advisors to recommend both Executive Officer compensation as well as Board compensation for ultimate approval by the Board. Additionally, the CEO, at least annually, presents to the Committee his views as to salary adjustments, bonus amounts, and equity grants (in the form of stock options and/or RSUs) for the Executive Officers (excluding himself) and other employees. After consulting with the CEO and any outside advisors that the Committee deems necessary, the Committee recommends to our Board the compensation it deems appropriate for the Executive Officers. All compensation for our officers is subject to Board approval. Currently, all equity grants are ultimately reviewed and ratified by the Committee and the Board.

As noted above, it is our belief that the competitive environment, particularly for skilled and technically trained personnel, in the energy business today is unprecedented. Consequently, in 2007, the Committee retained the services of Cogent to augment the Committee’s own base of information on executive compensation. In addition, for non-executive employees, we participated in a series of compensation surveys and were able to draw upon the results of those surveys. Furthermore, we do our own internal analysis of the published compensation data of our peer group. The make up of that peer group was determined by the Committee in consultation with the CEO and with Cogent and is unchanged from the prior year except as to one member who was acquired by another member. The peer group consists of: Bill Barrett Corp., Cabot Oil & Gas Corp., Cimarex Energy Co., Comstock Resources Inc., Denbury Resources Inc., Encore Acquisition Co., Forest Oil Corp., Petrohawk Energy Corp., Plains Exploration & Production Co., Quicksilver Resources Inc., Range Resources Corp., St. Mary Land & Exploration Co., Stone Energy Corp., Swift Energy Co., and Whiting Petroleum Corp.

The Committee compares the competitive data for the base salary, short term incentive compensation and long term incentive compensation for each Executive Officer. When it is available, the data also is used to determine the relationship of cash compensation to equity compensation and the proration of the long term compensation between RSUs and stock option grants. The Committee begins its comparisons of the competitive data at the 50th percentile of the peer group and then determines what, if any, individual performance warrants compensation awards above or below that level. The Committee recognizes that the public data available is fundamentally at least six months or more old and, therefore, is only a directional tool in making decisions on executive compensation, particularly in such a highly competitive environment.

The Committee and the Board believe that our compensation programs will continue to evolve as we grow and achieve our corporate strategies which are transforming our business. For example, in 2002 only 31% of the total employees at that time received long term incentive awards while in 2007, 43% of our total employees received long term incentive awards. This reflects our need to attract and retain critical new employees in competitive markets. It is also a manifestation of the Committee and the Board’s intent, in combination with the CEO, to broaden the participation of the employee base in our equity ownership. The basic tool used to encourage such participation is RSUs, which are an important foundation of equity ownership that retain value in volatile commodity markets. In 2007, our officers received long term incentive compensation, on a dollar-value basis, 50% as RSUs and 50% as stock options, as did our Board. The Committee and the Board believe at this time such a mix not only aligns these compensation grants to those given other employees, but also has a performance component. We believe stock options are, by their nature, tied to performance. All equity grants other than to officers and Directors were in the form of RSUs.

Elements of Executive Compensation Components

During fiscal year 2007, we compensated our Executive Officers with a compensation program composed of:

•	base salary;
•	short term incentive compensation;
•	long term incentive compensation;
•	401(k) excess matching;
•	executive life insurance; and
•	other personal benefits.

Base Salary. The Committee reviews each Executive Officer and certain other Management employees’ salaries annually. In determining appropriate salary levels, the Committee considers the level and scope of responsibility, experience, our performance, individual performance relative to internal peers, as well as pay practices of other companies relating to executives of similar responsibility. By design, we strive to set executives’ salaries at or close to competitive market levels. For 2007, salaries paid to our named Executive Officers accounted for the following percentages of their Total 2007 Compensation: Mr. Heinemann (15%), Mr. Goehring (56%), Mr. Duginski (18%), Mr. Anderson (29%) and Mr. Kelso (40%). For this determination Total 2007 Compensation is the sum of 1) 2007 base salary, 2) the cash bonus approved by our Board of Directors on December 14, 2007 and paid in February 2008 and 3) the grant date fair value of option and RSU awards granted on December 14, 2007 (Total 2007 Compensation). As noted below, Mr. Goehring has announced his plan to retire in mid-2008 so he did not receive any long term equity grant in 2007. Consequently, his salary was a higher percentage of his total compensation.

2007 Short Term Incentive Compensation Plan. In May 2007, upon recommendation of the Committee and the CEO, our Board approved a short term incentive compensation program for 2007 for all our employees (2007 ICP). All employees participated in the 2007 ICP which was intended to align employee incentives to achievement of our annual performance goals. A targeted, short term payout was determined and communicated to each employee. This amount is directly dependent upon the individual’s position, responsibility, and ability to impact our operating and/or financial success. The actual short term incentive compensation received by an employee was a product of the targeted payout multiplied by a bonus percentage determined by regional and Company performance as determined under the 2007 ICP. External market data is reviewed periodically to determine the competitiveness of our incentive programs. Total payout under our incentive compensation plan in any year (ICP) is currently limited to approximately 3.75% of our annual net income and the range of percentages of salary for the Executive Officers was 36-123%. For 2007, bonuses paid to our named Executive Officers in February 2008 and declared by our Board of Directors on December 14, 2007 accounted for the following percentages of their Total 2007 Compensation: Mr. Heinemann (18%), Mr. Goehring (44%), Mr. Duginski (15%), Mr. Anderson (14%) and Mr. Kelso (14%).

The 2007 ICP had four measures of performance and each measure of performance had (i) assigned a relative weight and (ii) threshold, target and maximum levels for the applicable year. The target measures of performance in 2007 for the Executive Officers were as follows:

Measure of Performance	Relative Weight	Metric Target
Profitability measured by net income (1)	40%	$130,000,000
Growth measured by total Company production (BOE/D)	40%	27,800
Total shareholder return measured relative to the peer group	10%	50%
Cost control measured by G&A expense (per BOE)	10%	$3.85

(1) The net income target was based on the approved 2007 capital budget and assumed $60/barrel (BBL) West Texas Intermediate (WTI) crude price and $7.50/Million British Thermal Units (MM BTU) Henry Hub (HH) gas price as well as differentials for oil and gas prices by region. The 2007 ICP allowed for adjustments to the net income number as these assumptions changed.

Where appropriate, metrics were broken down between our two principal regions, California and the Rocky Mountain region, and also to Company support services. However, the Executive Officers were only measured based on overall Company performance. Additionally, there is an overall modifier based on our environmental health and safety (EHS) performance.

The Committee and the Board, with input from the CEO, have the power to adjust the ICP over the course of the year. For example, adjustments to ICP targets may be required when events occur that could not be anticipated in the design of the ICP at the beginning of the year. These would include acquisitions completed over the course of the year or events outside our control such as disruptions in our access to crude oil and natural gas markets. No such adjustments were made during the 2007 year once the plan was approved by the Board.

For 2007, based on the actual regional and Company performance against the metric targets of the ICP, the range of bonus percentages was from 83% to 94%. The applicable bonus percentages were then applied against an individual’s targeted bonus award. For Executive Officers the applicable percentage was 90%.

Awards under the ICP are paid to all employees, except the Executive Officers and other officers, at the end of January in the year following the applicable year. Executive Officers and other officers receive their awards under the ICP following our receipt of audited financials for the applicable year.

Long Term Incentive Compensation. Long term incentive compensation is awarded to employees that we must retain to accomplish our strategic goals over the longer term. As with base salary and short term incentive compensation, the value of long term awards is determined by several factors. These factors include our need to retain a specific employee, the employee’s performance, the employee's ability to add value to our enterprise and the competitive compensation data. Since the shareholders’ approval of the 2005 Equity Incentive Plan, restricted share unit awards are the primary method used to provide equity grants for employees other than officers although a mix of both stock options and restricted share unit awards is sometimes considered. RSUs are aligned with our shareholders' interest and provide retention value even in a low price commodity environment. Officers receive both types of awards. It is our opinion that our Executive Officers and other officers have the highest opportunity, in comparison to other employees, to effectuate our achievement of our corporate strategies and that stock options by their very nature are performance based.

Prior to the adoption of the 2005 Equity Incentive Plan, all equity awards were in the form of stock options as permitted by the prior plan. Under the 2005 Equity Incentive Plan, stock options are awarded at the average of the high and the low market sales price on the date of the award, while under the prior plan, the price was the closing market price on the date of the award. At the time the 2005 Equity Incentive Plan was adopted it was determined that using the average price on the date of the award was more appropriate than the closing price.

It is the determination of our Board that the most appropriate time for us to make awards under the 2005 Equity Incentive Plan is at the end of the calendar year, as has been our practice since 1987. It is the opinion of our Board that announcing the awards at that time provides the greatest incentive to the employees going into the beginning of the next calendar year. Our Board has mechanisms in place to assure itself as to the accuracy of the performance numbers used at that time as our Board historically has made its final decisions within the first half of the month of December. These stock options are priced on the date of our Board meeting at which the decision on the grants is made and for which the meeting date is set well in advance. Likewise, all other stock options that may be occasionally granted during the year for new hires or special retention awards are priced on the date of grant. For the awards made in December 2007 to our Executive Officers, our Board and Compensation Committee determined the awards should be 50% in stock options and 50% in RSUs, each vesting 25% per year over 4 years. These RSUs, once vested, are transferred to the Executive Officer in the earlier of January 2012 or the January following his termination of employment subject to the Executive Officer's deferral election to then receive the shares in a lump sum or over five years. The total dollar value of each award was first determined for each of the individuals, based first on recommendations by Mr. Heinemann for the other four Executive Officers and for Mr. Heinemann by the Compensation Committee using the Compensation Committee members' experience and knowledge in evaluating the competitive data as to the chief executive officers within the peer group. The Committee also compared the long term compensation to the competitive data for the other four Executive Officers. Due to Mr. Goehring’s announced retirement, he was not given any long term compensation awards. For 2007, the fair market value as determined under the Black-Scholes model for options and the average share price on the grant date for RSUs, of awards made to our Executive Officers under the 2005 Equity Incentive Plan accounted for the following percentages of their Total 2007 Compensation: Mr. Heinemann (67%), Mr. Goehring (0%), Mr. Duginski (66%), Mr. Anderson (57%) and Mr. Kelso (45%).

At the conclusion of its consideration of our performance under the ICP, the Compensation Committee and then our Board of Directors considers the recommendation of the CEO as to the cash bonuses, equity awards and salary adjustments to be made, with particular emphasis on those for the officers (excluding the CEO). The CEO’s compensation is discussed within and solely determined by the independent Directors upon recommendation of the Committee and following review of the performance of the CEO.

2008 Compensation Program and ICP. For 2008, we will continue to have a compensation program that includes base salary, short term incentive compensation and long term compensation in the form of equity awards. The short term compensation includes the 2008 ICP, which was approved in February 2008 by the Compensation Committee and the Board of Directors, to align employee incentives to achievement of our annual performance goals. The 2008 ICP has four measures of performance and each measure of performance has (i) an assigned relative weight and (ii) a threshold, target and maximum levels for 2008. The target measures of performance in 2008 for the Executive Officers are as follows:

Measure of Performance	Relative Weight	Metric Target
Profitability measured by net income (1)	25%	$135,000,000
Growth measured by total Company production (BOE/D)	25%	30,250
Finding and development costs per barrel	25%	$10.10
Total shareholder return measured relative to the peer group	25%	50%

(1) The net income target is based on the approved 2008 capital budget, and assumes $75/BBL WTI crude price and $7.50/MM BTU HH gas price as well as differentials for oil and gas prices by region. The 2008 ICP allows for adjustments to the net income number as these assumptions change. The Committee and the Board retain the discretion to adjust the ICP targets when events occur that could not be anticipated in the design of the ICP at the beginning of the year. These would include acquisitions completed over the course of the year or events outside our control such as disruptions in access to crude oil and natural gas markets.

Where appropriate, metrics for our employees are delineated between our six asset teams and also to various Company support services. However, the Executive Officers are only measured on our overall performance as reflected in the described Company scorecard. Additionally, there is an overall modifier based on our EHS performance.

As in prior years, decisions about adjustments to base salaries, final decisions on outcomes under the 2008 ICP and equity awards are projected to be made in December, 2008.

Perquisites and Other Personal Benefits. The Executive Officers are entitled to the same benefits coverage as all other employees such as health insurance, 125 Cafeteria Plan, reimbursement of ordinary and reasonable business expenses, and the like with the exception that the Executive Officers and other officers may also receive a monthly automobile allowance. In 2007, the total amount we paid for automobile allowances for the Executive Officers was $50,250.

Pursuant to the terms of our 2005 Equity Incentive Plan, each recipient of RSUs receives a payment, in conjunction with our payment of dividends, equal to the amount of dividends that would have been paid on the shares of our Common Stock had the RSUs been converted to Common Stock. In 2007, we paid $75,240 to the Executive Officers for this benefit.

We also provide, for certain senior executives, an amount toward assisting those executives with financial planning services. In 2007, the total amount we paid to the Executive Officers for financial planning services was $36,388 for this benefit.

Chief Executive Officer

Mr. Heinemann was named the President and Chief Executive Officer on June 16, 2004 and was previously named the interim President and interim Chief Executive Officer on April 26, 2004 and the Chairman of the Board from April 1, 2004 until June 16, 2004. From December 5, 2003, to March 31, 2004, Mr. Heinemann served as the Director designated to preside at executive sessions of our Board in the absences of the Chairman as well as to act as liaison between the independent Directors and the Chief Executive Officer. From 2000 until 2002, Mr. Heinemann served as the Senior Vice President and Chief Technology Officer of Halliburton Company and as the Chairman of the Halliburton Technology Advisory committee. He was previously with Mobil Oil Corporation (Mobil) where he served in a variety of positions for Mobil and its various affiliate companies in the energy and technical fields from 1981 to 1999, most recently as the Vice President of Mobil Technology Company and the General Manager of the Mobil Exploration and Producing Technical Center. Mr. Heinemann has bachelors and doctorate degrees in Chemical Engineering from Vanderbilt University, Nashville, Tennessee.

Upon Mr. Heinemann’s appointment as full time President and Chief Executive Officer in June 2004, we entered into a written Employment Agreement with Mr. Heinemann which provided for an initial base salary of $375,000 and specified Mr. Heinemann’s eligibility for discretionary annual bonuses. The term of the Agreement was for three years unless earlier terminated pursuant to its terms. In 2004, Mr. Heinemann received a signing bonus of $300,000 as well as a stock option grant of 100,000 stock options as an inducement for Mr. Heinemann to accept the position and in recognition of his foregoing other business opportunities.

In the spring of 2006, in the face of increasing intensity of competition for qualified, experienced personnel in our industry, Mr. Heinemann’s retention as President and Chief Executive Officer was deemed by our Board to be vital to the ongoing implementation of our long term strategies and in particular our growth activities in the Rocky Mountain region and the potential development of the diatomite resource in California. This assessment was based on his experience, qualifications in upstream technology and oil and gas production and his leadership qualities. In recognition of these facts, as well as the fact that only approximately one year remained in the term of his employment agreement, it was the unanimous consensus of the independent Directors that it was prudent to enter into an amended and restated employment agreement with Mr. Heinemann to ensure the continuity of his services. Our Board charged the Committee to begin to consider the variety of approaches to ensure Mr. Heinemann’s retention and to recognize his accomplishments to date and the additional efforts required to retain him.

Based on the experience and knowledge of members of the Committee, data generally available to us from industry surveys and input from outside experts, the Committee identified potential terms, including benefits that would be appropriate to offer to Mr. Heinemann. The Committee engaged the services of an outside tax consulting firm to provide calculations of the relative cost to us under various assumptions as directed by the Committee for the total compensation package, with particular focus on the cost of the change in control and the tax gross up provisions of a new contract with Mr. Heinemann.

On June 23, 2006, we entered into an amended and restated employment agreement with Mr. Heinemann (the Amended and Restated Employment Agreement) that amended and restated Mr. Heinemann's existing employment agreement. The Amended and Restated Employment Agreement extended the term of Mr. Heinemann's employment until January 31, 2010 and provides that we may annually elect to extend the term for an additional year by giving two years prior notice. It provides for an annual salary of $500,000 and eligibility for a discretionary annual bonus with a target of 100% of the base salary, provided that the bonus may range from 50% to 200% of the base salary (though in certain circumstances it may be less) and a one-time grant of RSUs representing 161,300 shares of Common Stock which vests on January 31, 2010, assuming Mr. Heinemann's continuing service as CEO on that date. Effective January 2008, the Board raised Mr. Heinemann’s salary to $600,000 and on December 14, 2007 awarded him 89,470 options and 29,810 RSUs, each vesting over four years, for a total value of $2,600,002 in recognition of his performance in 2007. A cash bonus of $720,000 was paid to Mr. Heinemann in February 2008 for 2007 performance. In December 2007, the Board exercised its right to give notice to Mr. Heinemann of an additional one year extension of the Amended and Restated Employment Agreement such that his agreement now expires January 31, 2011.

Mr. Heinemann’s compensation incentives are primarily derived from short term incentive compensation and the 2005 Equity Incentive Plan. The ultimate value of the stock options and RSUs received and other equity incentives that may be granted in the future are directly related to our current and future stock performance.

In the event we terminate Mr. Heinemann's employment without cause, or Mr. Heinemann terminates employment for good reason, Mr. Heinemann will be entitled to severance in an amount equal to two times (1) his annual base salary, (2) his highest annual bonus in the last two years, and (3) our then maximum annual matching contribution to our 401(k) Plan, plus certain other benefits for a two year period. Mr. Heinemann's unvested stock options and RSUs will also fully vest upon such an event. He will also have additional time to exercise stock options granted under our 1994 Stock Option Plan.

In the event we terminate Mr. Heinemann's employment without cause, or Mr. Heinemann terminates employment for good reason within two years after (or in certain cases within six months before) a change in control, as defined, Mr. Heinemann will be entitled to the above benefits with respect to his stock options and RSUs, and enhanced severance representing three times (1) his annual base salary, (2) highest annual bonus in the last two years, and (3) our then maximum annual matching contribution to our 401(k) Plan, and to continue certain other benefits for a period of three years. We also agree to pay Mr. Heinemann for any taxes on parachute payments imposed as a result of the foregoing benefits. See page 25 of this Proxy Statement for a table that summarizes these benefits under certain assumptions.

If Mr. Heinemann resigns or if we terminate his employment for cause, Mr. Heinemann is not eligible for any separation benefits and will forfeit all unvested stock options and RSUs when his employment ends. The independent Directors acted unanimously to approve the Amended and Restated Employment Agreement, including the concurrent restricted stock unit grant, upon the recommendation of the Committee, and as an inducement and incentive to Mr. Heinemann to continue in his employment with us and likewise unanimously approved the compensation awards to him based on 2007 performance and the notice of extension of the term of his Amended and Restated Employment Agreement.

When Mr. Heinemann was recruited to join our Board, he maintained his residence in Texas. When his role expanded with us, first as interim Chief Executive Officer, and then as President and Chief Executive Officer, being able to maintain his residence in Texas was a condition of his employment. Our Board readily accepted that condition when balanced against all of the other significant attributes Mr. Heinemann brought to the Chief Executive Officer position. A great deal of travel is required as part of the performance of our Chief Executive Officer’s position whether to corporate headquarters in Bakersfield, California, to the regional office in Denver, Colorado or to tour our properties now located in multiple locations over many states. In addition, travel is required to meet with Directors in their various states of residence and with a wide variety of third parties including investors in our stock and Notes located throughout the United States.

Travel to many of our locations is difficult on a commercial basis, and ultimately, in order to maximize Mr. Heinemann’s and other executives’ productivity, we began using chartered aircraft, commencing in 2005. In 2006, our Board evaluated the use of chartered aircraft and determined that it was in our best interests, both from an efficiency and an economic perspective, that we purchase our own corporate aircraft which we did in July 2006. An aircraft-use policy was adopted which placed certain restrictions on the use of the aircraft and certain protocols to ensure safety considerations at all times and to avoid non-prior approved personal use. In December 2006, we sold the aircraft and leased back the aircraft in an agreement with the purchaser. The aggregate incremental cost to us for Mr. Heinemann’s non-business, primarily commuter, use of our chartered or leased aircraft in 2007, was $170,134. To the extent that any of the cost for travel is deemed to be taxable income to Mr. Heinemann under applicable tax laws, Mr. Heinemann pays those taxes on such deemed income.

Other Executive Officers Compensation

Other than the Severance Protection Agreements described below, we have no employment agreements with our other Executive Officers. See the Summary Compensation Table on page 20 of this Proxy Statement for compensation descriptions for our Executive Officers.

Change in Control Agreements

Since the late 1980s, we have provided salary continuation agreements for certain of our executives which provided for a multiple from two times to one half times the executive’s salary and bonus, as defined, in the event of a defined change in control. These contracts are generally known as “single trigger” in that the payment was due without regard to future status of employment of that executive in the event that the change in control occurred. As part of the execution of the Amended and Restated Employment Agreement with Mr. Heinemann in June 2006, his salary continuation agreement was terminated and replaced by a provision that would pay Mr. Heinemann three times his compensation as described above, but would only be paid in the event there was both a change in control and either Mr. Heinemann was terminated or he resigned for good reason as defined. This approach is known as a “double trigger.”

On August 22, 2006, upon recommendation of the Committee, our Board authorized a plan pursuant to which we would enter into a Change in Control Severance Protection Agreement (Severance Protection Agreement) in an approved form with each of our Executive Vice Presidents, Vice Presidents, the Controller, the Treasurer and the Corporate Secretary. The Severance Protection Agreements provide for payment of severance to the executive upon the termination of the executive's employment without cause or the resignation of employment by the executive for good reason, in either case within two years after a change in control of Berry. These Severance Protection Agreements are designed to attract and retain executives as we compete for talented employees in an environment where such protections are routinely provided.

For the Executive Vice Presidents, the severance will be in an amount equal to two and one half times (1) annual base salary, (2) highest annual bonus in the last two years, (3) our then maximum annual matching contribution to our 401(k) Plan, and (4) the executive's car allowance, if any. For Vice Presidents, the severance will be in an amount equal to two times the foregoing amounts, and for the Controller, Treasurer and Corporate Secretary, the payment will be in an amount equal to one and one half times the foregoing amounts. Such amounts will include any annual bonus earned by the executive for the calendar year in which a qualifying termination occurs, and no separate bonus will be paid. The Severance Protection Agreements also provide that we will, upon a qualifying termination, continue to pay the portion of the premium for the executive's health coverage that we paid before the qualifying termination, and continue to pay for term life insurance coverage at the level in effect before the qualifying termination, for a number of years equal to the compensation multiple approved for the executive. In addition, the Severance Protection Agreements provide that all unvested stock options and RSUs will fully vest upon a qualifying termination, and the executive will have additional time to exercise stock options granted under our 1994 Stock Option Plan. The Severance Protection Agreements also provide that we will pay the executive for any taxes on “parachute payments” imposed as a result of the foregoing benefits. The Committee and our Board believe that having these Severance Protection Agreements in place is an important retention incentive for our officers.

See “Potential Payments Upon Termination and Change in Control” beginning on page 25 for an analysis of the Severance Protection Agreements under described assumptions.

Compliance with Section 162(m) of the Internal Revenue Code

Our policy with respect to compensation paid to our Executive Officers is, to the extent possible, to deduct compensation that qualifies under Section 162(m) of the IRC, as amended, as an expense. Section 162(m) of the IRC and related Treasury Department regulations restrict deductibility of executive compensation paid to our Chief Executive Officer and each of the four other most highly compensated Executive Officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Committee endeavors to maximize deductibility of compensation under Section 162(m) of the IRC to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including but not limited to tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond our control or the Committee’s control. In addition, the Committee and the Board believe that it is important to retain maximum flexibility in designing compensation programs that meet our stated objectives and fit within the Committee’s guiding principles. For all of the foregoing reasons, the Committee, while considering tax deductibility as one of our factors in determining compensation, has not and will not limit compensation to those levels or types of compensation that will be deductible. The Committee will, of course, consider alternative forms of compensation that preserve deductibility, consistent with our compensation goals. The Committee expects that some of the Executive Officers' compensation as currently designed may not be fully deductible under Section 162(m) under some circumstances.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of our Board of Directors

March 18, 2008	Thomas J. Jamieson (Chairman)	Ralph B. Busch III

Joseph H. Bryant

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by each of the following Executive Officers for the fiscal year ended December 31, 2007 and 2006. With the exception of Mr. Heinemann, our President and Chief Executive Officer, we have not entered into an employment agreement with any of the Executive Officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Robert F. Heinemann President and Chief Executive Officer	2007 2006	$ 583,333 $ 490,000	$720,000 $697,500	$1,658,242 $ 933,940	$1,268,047 $ 796,530	$ - $ -	$ - $ -	$ 354,405 $ 337,851	$4,584,028 (5) $3,255,821 (5)
Ralph J. Goehring Executive Vice President and Chief Financial Officer	2007 2006	$ 267,628 $ 248,958	$212,625 $170,888	$ 158,025 $ 83,397	$ 347,654 $ 267,296	$ - $ -	$ - $ -	$ 53,721 $ 50,006	$1,039,653 $ 820,545
Michael Duginski Executive Vice President and Chief Operating Officer	2007 2006	$ 288,109(6) $ 248,542	$245,025 $218,550	$ 168,963 $ 83,397	$ 428,415 $ 300,824	$ - $ -	$ - $ -	$ 56,758 $ 47,531	$1,187,270 $ 898,844
Daniel G. Anderson Vice President of Production Rocky Mountain Region	2007 2006	$ 214,103 $ 191,250	$ 99,000 $111,600	$ 99,619 $ 4,749	$ 319,791 $ 216,636	$ - $ -	$ - $ -	$ 44,678 $ 36,800	$ 777,190 $ 561,035
Bruce S. Kelso Vice President of Exploration Rocky Mountain Region	2007 2006	$ 214,103 $ 191,250	$ 76,500 $ 93,000	$ 43,207 $ 3,392	$ 318,037 $ 216,636	$ - $ -	$ - $ -	$ 43,878 $ 36,800	$ 695,724 $ 541,078

(1)

The amounts shown in column (d) reflect the dollar amount of the bonus declared by our Board in December 2007 and December 2006 and paid in February 2008 and March 2007, respectively, to the Executive Officers pursuant to our Incentive Compensation Plan which is discussed in further detail on page 14 under the heading "Short Term Incentive Compensation Plan".

(2)

The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with Statement of Financial Accounting Standards (SFAS) 123(R), Share-Based Payment of stock unit awards pursuant to our 2005 Equity Incentive Plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount under the Black Scholes method are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on February 27, 2008.

(3)

The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with Statement of Financial Accounting Standards (SFAS) 123(R), Share-Based Payment of stock option awards pursuant to our 2005 Equity Incentive Plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount under the Black Scholes method are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on February 27, 2008. The assumed value of the stock option award to Executive Officers made at December 14, 2007 and December 15, 2006 was $14.53 and $11.11, respectively per share of the award. In addition, a stock option award was made on March 22, 2006 to two Executive Officers and the assumed value of that grant was $11.73 per share of the award.

(4)	The amount shown in column (i) reflects for each Executive Officer:
•	Matching contributions for each of the Executive Officers pursuant to our 401(k) Thrift Plan;
o

The 401(k) match was $18,000 and $17,587 for Mr. Heinemann, $16,000 and $17,533 for Mr. Goehring, $18,000 and $17,600 for Mr. Duginski, $17,128 and $15,300 for Mr. Anderson and $17,128 and $15,300 for Mr. Kelso, respectively for 2007 and 2006.

•	The amount paid to each Executive Officer as a 401(k) excess match allowance as more fully described under the heading "Perquisites and Other Personal Benefits;"
o

The amount paid for the 401(k) excess match was $22,013 and $15,281 for Mr. Heinemann, $2,383 and $2,973 for Mr. Goehring, $2,283 and $431 for Mr. Duginski, $0 and $0 for Mr. Anderson and $0 and $0 for Mr. Kelso, respectively for 2007 and 2006.

•	The value attributable to life insurance benefits provided pursuant to our executive life insurance program as more fully described under the heading "Perquisites and Other Personal Benefits;"
o

The Executive Life Insurance compensation was $28,750 and $25,000 for Mr. Heinemann, $13,125 and $12,500 for Mr. Goehring, $13,750 and $12,500 for Mr. Duginski, $10,500 and $8,500 for Mr. Anderson and $10,500 and $8,500 for Mr. Kelso, respectively for 2007 and 2006.

•	The amount paid to the Executive Officer for financial planning services as more fully described under the heading "Perquisites and Other Personal Benefits;"
o

The amount paid for financial planning services was $15,000 and $7,500 for Mr. Heinemann, $6,838 and $5,000 for Mr. Goehring, $7,350 and $5,000 for Mr. Duginski, $3,700 and $2,500 for Mr. Anderson and $3,500 and $2,500 for Mr. Kelso, respectively for 2007 and 2006.

•	The amount paid to each Executive Officer as an auto allowance as more fully described under the heading "Perquisites and Other Personal Benefits;"
o

The amount paid for the auto allowance was $9,750 and $4,500 for Mr. Heinemann, $10,125 and $9,000 for Mr. Goehring, $10,125 and $9,000 for Mr. Duginski, $10,125 and $9,000 for Mr. Anderson and $10,125 and $9,000 for Mr. Kelso, respectively for 2007 and 2006.

•	The amount paid to each Executive Officer as dividend equivalents on the shares of RSUs that were outstanding as more fully described under the heading "Perquisites and Other Personal Benefits;"
o

The amount paid as dividend equivalents was $58,890 and $33,421 for Mr. Heinemann, $5,250 and $3,000 for Mr. Goehring, $5,250 and $3,000 for Mr. Duginski, $3,225 and $1,500 for Mr. Anderson and $2,625 and $1,500 for Mr. Kelso, respectively for 2007 and 2006.

(5)	In addition to the items noted in footnote (4) above, the amount in (j) for Mr. Heinemann reflects:

•

The cost attributable to Mr. Heinemann in the amount of $170,134 and $234,562 relating to non-business, primarily commuter, use of charter aircraft and for our corporate aircraft, including related travel expenses, respectively for 2007 and 2006;

o

The aggregate incremental cost of Mr. Heinemann's non-business, primarily commuter, use of the corporate aircraft is determined on a per flight basis and includes the cost of actual fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip related hangar and parking costs and other variable costs specifically incurred.

(6)	As of September 1, 2007, Mr. Duginski was promoted to Executive Vice President and Chief Operating Officer and his salary was adjusted to $302,500 annually.

GRANTS OF PLAN BASED AWARDS

The following table summarizes the Option and Restricted Stock Unit Awards Granted during the fiscal year ended December 31, 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (1) ($)	Target (1) ($)	Maximum (1) ($)	Threshold (1) ($)	Target (1) ($)	Maximum (1) ($)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards (4) ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Robert F. Heinemann	12/14/2007	-	-	-	-	-	-	29,810	89,470	$43.61	$2,600,013
Ralph J. Goehring(5)	-	-	-	-	-	-	-	-	-	-	-
Michael Duginski	12/14/2007	-	-	-	-	-	-	12,039	36,133	$43.61	$1,050,033
Daniel G. Anderson	12/14/2007	-	-	-	-	-	-	4,759	14,279	$43.61	$415,014
Bruce S. Kelso	12/14/2007	-	-	-	-	-	-	2,752	8,258	$43.61	$240,003

(1)	Our 2005 Equity Incentive Plan does not provide for any formula grants in the amount of Non-Equity Incentive Plan Awards and therefore no amounts are shown in these columns.

(2)	The amounts shown in this column reflect the amount of RSUs granted to the Executive Officer pursuant to our 2005 Equity Incentive Plan on December 14, 2007

(3)	The amounts shown in this column reflect the number of stock options granted to the Executive Officer pursuant to our 2005 Equity Incentive Plan on December 14, 2007

(4)	The price reflected in this column is the average of the high and low stock price on the date our Board approved the grants.

(5)	Mr. Goehring announced his planned retirement in late 2007 effective mid-2008 and as such received no equity awards in 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the Outstanding Equity Awards as of the fiscal year ended December 31, 2007.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) #	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert F. Heinemann	-	89,470	-	$ 43.61	12/13/2017	29,810	$1,325,055	-	-
	43,750	131,250	-	$32.565	12/14/2016	15,000	$ 666,750	-	-
	75,000	75,000	-	$30.645	12/14/2015	10,000	$ 444,500	-	-
	-	-	-	$ -	6/22/2016	161,300(3)	$7,169,785	-	-
	97,500	32,500	-	$ 21.58	11/22/2014	-	-	-	-
	150,000	50,000	-	$ 14.375	6/15/2014	-	-	-	-
	10,000	-	-	$ 9.61	12/2/2013	-	-	-	-
	10,000	-	-	$ 8.07	12/2/2012	-	-	-	-
Ralph J. Goehring	-	-	-	$ -	12/13/2017	-	$ -	-	-
	10,000	30,000	-	$32.565	12/14/2016	7,500	$ 333,375	-	-
	20,000	20,000	-	$30.645	12/14/2015	5,000	$ 222,250	-	-
	36,700	17,500	-	$ 21.58	11/22/2014	-	-	-	-
Michael Duginski	-	36,133	-	$ 43.61	12/13/2017	12,039	$ 535,134	-	-
	14,000	42,000	-	$32.565	12/14/2016	7,500	$ 333,375	-	-
	25,000	25,000	-	$30.645	12/14/2015	5,000	$ 222,250	-	-
	52,500	17,500	-	$ 21.58	11/22/2014	-	-	-	-
	60,000	-	-	$ 9.97	12/5/2013	-	-	-	-
	30,000	-	-	$ 8.25	12/6/2012	-	-	-	-
	20,000	-	-	$ 7.445	2/1/2012	-	-	-	-
Daniel G. Anderson	-	14,279	-	$ 43.61	12/13/2017	4,759	$ 211,538	-	-
	5,000	15,000	-	$32.565	12/14/2016	5,250	$ 233,363	-	-
	-	40,000 (4)	-	$ 34.06	3/21/2016	-	-	-	-
	10,000	10,000	-	$30.645	12/14/2015	2,500	$ 111,125	-	-
	22,500	7,500	-	$ 21.58	11/22/2014	-	-	-	-
	3,000	-	-	$ 9.97	12/5/2013	-	-	-	-
	10,000	-	-	$ 8.95	8/23/2013	-	-	-	-
Bruce S. Kelso	-	8,258	-	$ 43.61	12/13/2017	2,752	$ 122,326	-	-
	4,000	12,000	-	$32.565	12/14/2016	3,750	$ 166,688	-	-
	-	40,000 (4)	-	$ 34.06	3/21/2016	-	-	-	-
	10,000	10,000	-	$30.645	12/14/2015	2,500	$ 111,125	-	-
	7,500	7,500	-	$ 21.58	11/22/2014	-	-	-	-
	1,000	-	-	$ 9.97	12/5/2013	-	-	-	-
	5,000	-	-	$ 8.95	8/23/2013	-	-	-	-

(1)

All of the RSUs listed vest at a rate of 25% per year over the first four years of the term of the stock award unit, except for item (3) below and further provided the grants made December 14, 2007, once vested, are payable on the earlier of January 2012 or the year following separation of service subject to the terms of further deferral elections.

(2)	The Fair Market Value of the Stock Awards is based on the closing price for the last trading day of 2007 of $44.45 per share of the award.

(3)	This Stock Unit vests 100% in one installment on January 31, 2010, provided Mr. Heinemann continues to serve as our CEO on such date, or earlier under certain conditions.

(4)	These Options vest 100% in one installment on March 22, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the Option Exercises and Restricted Stock Unit Awards that vested for the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
(a) Name	(b) Number of Shares Acquired on Exercise (#)	(c) Value Realized on Exercise	(d) Number of Shares Acquired on Vesting (1)	(e) Value Realized on Vesting ($) (2)
Robert F. Heinemann	-	$ -	10,000	$ 436,100
Ralph J. Goehring	115,800	$ 3,382,039	5,000	$ 218,050
Michael Duginski	-	$ -	5,000	$ 218,050
Daniel G. Anderson	-	$ -	3,000	$ 130,830
Bruce S. Kelso	13,500	$ 191,401	2,500	$ 109,025

(1)	The number of shares acquired on vesting is on a gross basis before mandatory withholding of shares to cover income taxes on the vesting.

(2)

The RSUs reflected in this table granted to the Executive Officers vests 25% per year on the anniversary date of the grants. This column reflects the value of the awards that vested on December 14, 2007 at the Fair Market Value price of $43.61, which was the average of the high and low stock price on that date as reported by the New York Stock Exchange, times the number of shares acquired on vesting. The Restricted Stock units awarded on December 14, 2007 are subject to a deferral election in addition to the vesting schedule. This deferral election delays the issuance of the underlying stock after full vesting until the earlier of January 2012 or cessation of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The purpose of this section is to present calculations made under described assumptions of the value of potential benefits to be paid to our Executive Officers upon termination or upon termination in conjunction with a change in control.

When calculating the potential benefits to be paid, we have relied on the following assumptions, some of which are required by SEC regulations:

1.

We experienced a change in ownership or effective control (as considered under IRC Section 280G) on December 31, 2007, the last business day of our last completed fiscal year. Such event did not actually occur.

2.	The closing market stock price of the Class A Common Stock as of December 31, 2007 which was $44.45.

3.

Each Executive Officer’s base amount was calculated using W-2, Box 1 compensation history amounts for the 2003 through 2007 calendar years. We annualized partial year compensation based on the date the Executive Officer commenced services for us and any extraordinary one time payments in the year such services commenced.

4.	The 120% semi-annual applicable federal rates for December 2007 which were as follows: 4.61% (short-term); 4.91% (mid-term); and 5.60% (long-term).

5.

The applicable tax rates for purposes of computing the IRC Section 4999 excise tax gross-up were as follows: 35% (Federal); 10.3% (CA state); 4.63% (CO state); 0% (TX state); 1.45% (Medicare), and 20% (IRC Section 4999).

6.	Each Executive Officer terminated employment with us on December 31, 2007. Such event did not actually occur.

A)	Potential Payments on Termination Without Cause or with Good Reason

Per Mr. Heinemann's Amended and Restated Employment Agreement, if we terminate Mr. Heinemann's employment without cause, or Mr. Heinemann terminates his employment for good reason, he is entitled to severance in an amount equal to two times (1) his annual base salary, (2) the highest annual bonus in the last two years, and our then maximum annual matching contribution to our 401(k) Plan, plus certain other benefits for a period of two years. Mr. Heinemann's unvested stock options and RSUs will also fully vest upon such an event, and he will have additional time to exercise stock options granted under our 1994 Stock Option Plan. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios.

	Base Salary ($) (1)	Annual Incentive ($) (2)	Health and Welfare ($) (3)	Other Perquisites ($) (4)	Vesting of Unvested Equity ($)	Total Estimated Payout Following Termination ($)
Robert F. Heinemann	1,150,000	1,395,000	32,760	149,600	14,614,236	17,341,596

(1)	Represents the base salary rate at December 31, 2007 multiplied times a factor of two times.

(2)	Represents the highest annual bonus in the last two years multiplied times a factor of two times for Mr. Heinemann.

(3)	Represents the normal Health Care and Life Insurance Coverage for a period of two years for Mr. Heinemann.

(4)	Represents the maximum annual matching contribution to the Company’s 401(k) Plan, plus certain other benefits for a period of two years for Mr. Heinemann.

B)	Potential Payments on Death or Disability

Per Mr. Heinemann's Amended and Restated Employment Agreement, if Mr. Heinemann dies or becomes disabled while employed by the Company, Mr. Heinemann's unvested stock options and RSUs will fully vest upon such an event, and he or his estate will have additional time to exercise stock options granted under our 1994 Stock Option Plan. The value of that scenario amounts to $14,523,551.

C)	Potential Payments on Termination and Change in Control

Our Executive Officers are eligible to receive certain benefits in the event of termination of employment following a change in control. As discussed in the sections "Chief Executive Officer" and "Change in Control Agreements," the Company has agreements with its Executive Officers which require that in conjunction with a change in control, as defined, if we terminate the employment without cause or if the Executive Officer terminates employment for good reason within two years following a change in control, the Executive Officer is entitled to severance consisting of 1) annual base salary; 2) the highest annual bonus in the last two years; 3) our then maximum annual matching contribution to our 401(k) Plan; 4) car allowance; 5) welfare benefit continuation; and 6) life insurance premium continuation. In addition, the Executive Officer's unvested stock options and RSUs will fully vest upon such as event and the Internal Revenue Code Section 280 tax gross up for severance will be paid if applicable. The time period for the calculation of the payments is: 1) three years for Mr. Heinemann; 2) two and one-half years for Mr. Goehring and Mr. Duginski; and 3) two years for Mr. Anderson and Mr. Kelso. See table below for certain calculations:

Termination in Conjunction with a Change in Control

	Base Salary ($) (1)	Annual Incentive ($) (2)	Health and Welfare ($) (3)	Other Perquisites ($) (4)	Vesting of Unvested Equity ($) (5)	Excise Tax Gross-Up ($) (6)	Total Estimated Payout Following Termination upon Change in Control ($)
Robert F. Heinemann	1,725,000	2,092,500	101,160	165,000	14,614,236	3,981,045	22,678,941
Ralph J. Goehring	656,250	463,750	60,390	75,000	1,612,476	-	2,867,866
Michael Duginski	756,250	546,375	65,430	83,000	2,397,403	972,789	4,821,247
Daniel G. Anderson	420,000	223,000	43,080	51,600	1,418,106	443,865	2,608,651
Bruce S. Kelso	420,000	186,000	43,080	51,600	1,281,520	380,486	2,362,685

(1)

Represents the base salary rate at December 31, 2007 multiplied times a factor of: three times for Mr. Heinemann; two and one-half times for Mr. Goehring and Mr. Duginski; and two times for Mr. Anderson and Mr. Kelso.

(2)

Represents the highest annual bonus in the last two years multiplied times a factor of: three times for Mr. Heinemann; two and one-half times for Mr. Goehring and Mr. Duginski; and two times for Mr. Anderson and Mr. Kelso.

(3)

Represents the normal Health Care and Life Insurance Coverage for a period of three times for Mr. Heinemann; two and one-half times for Mr. Goehring and Mr. Duginski; and two times for Mr. Anderson and Mr. Kelso.

(4)

Represents the maximum annual matching contribution to the Company’s 401(k) Plan, plus certain other benefits for a factor of: three times for Mr. Heinemann; two and one-half times for Mr. Goehring and Mr. Duginski; and two times for Mr. Anderson and Mr. Kelso.

(5)

Represents the value calculated for the acceleration of vesting of unvested options and RSUs and the highest value calculated for the stock option life extension that would apply to amounts triggered by the termination of employment in conjunction with a change in control (as shown in the Vesting of Unvested Equity column) and amounts triggered by an eligible termination following a change in control (as shown in the above table). The amounts shown in the table above use the upper range of the tax gross up amounts calculated.

If the bottom range of the stock option life extension were used, the amounts shown would be reduced by $90,686 for Mr. Heinemann, $23,976 for Mr. Goehring, $31,772 for Mr. Duginski, $13,311 for Mr. Anderson and $6,649 for Mr. Kelso.

(6)

Represents the excise tax gross-up payment that would apply to amounts triggered by a termination in conjunction with a change in control (as shown in the Vesting of Unvested Equity column) and amounts triggered by an eligible termination following a change in control (as shown in the above table). The amounts shown in the table above use the upper range of the tax gross up amounts calculated. If the bottom range of the tax gross up were used, the amounts shown would be reduced by $124,519 for Mr. Heinemann, $0 for Mr. Goehring, $47,604 for Mr. Duginski, $17,451 for Mr. Anderson and $9,566 for Mr. Kelso.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by us to non-employee Directors for the fiscal year ended December 31, 2007.

Name (1)	Fees Earned or Paid in Cash or Deferred ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Martin H. Young, Jr.	$ 174,000	$ 57,522	$ 57,480	$ -	$ 10,930	$ 299,932
Joseph H. Bryant	$ 59,200	$ 57,522	$ 57,480	$ -	$ 929	$ 175,131
Ralph B. Busch, III	$ 59,200	$ 57,522	$ 57,480	$ -	$ 4,351	$ 178,553
William E. Bush, Jr.	$ 65,500	$ 57,522	$ 57,480	$ -	$ -	$ 180,502
Stephen L. Cropper	$ 60,400	$ 57,522	$ 57,480	$ -	$ -	$ 175,402
J. Herbert Gaul, Jr.	$ 77,800	$ 57,522	$ 57,480	$ -	$ 8,349	$ 201,151
Thomas J. Jamieson	$ 75,200	$ 57,522	$ 57,480	$ -	$ 9,376	$ 199,578
J. Frank Keller	$ 56,800	$ 57,522	$ 57,480	$ -	$ -	$ 171,802
Ronald J. Robinson	$ 58,000	$ 57,522	$ 57,480	$ -	$ -	$ 173,002

(1)	Robert F. Heinemann, our CEO, is not included in this table as he is our employee and thus receives no compensation for serving as a Director.

(2)

Represents the fees earned by each of the Directors under our Board of Director fee arrangements disclosed on page 10 of this Proxy Statement. Each Director is able to defer his fees in full or in part into the Non-Employee Director Deferred Compensation Plan as disclosed on page 10 of this Proxy Statement. Mr. Young, Mr. Bryant, Mr. Gaul and Mr. Jamieson are currently deferring 100% of their Director's fees into the Plan and Mr. Busch and Mr. Robinson are deferring a portion of their Director's fees into the Plan.

(3)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123(R). The Options awarded to Directors vest immediately so the totals reflected do not include any option awards from prior years. The fair market value of the 3,956 options granted on December 14, 2007 was $14.53 per share of the award under the Black-Scholes option pricing model and the fair market value was $43.61 per RSU for the 1,319 RSUs granted to each Director on December 14, 2007.

(4)

Reflects the dollar value of dividend equivalents earned by the Directors in 2007 and deferred in the Non-Employee Director Deferred Compensation Plan. At December 31, 2007, each Director had the following aggregate number of deferred stock units accumulated in their deferral accounts for all of their years of service for which they deferred compensation into the Plan as a Director, including additional share units credited as a result of the reinvestment of dividend equivalents: Mr. Young, 38,212 units, Mr. Bryant, 3,672 units; Mr. Busch, 15,029 units; Mr. Gaul, 28,667 units; Mr. Jamieson, 32,114 units; and Mr. Robinson, 391 units. These share units are not included in the Security Ownership Table below because the share units are not issued nor do they have any voting power until such time as the Director retires or resigns from our Board. Mr. Heinemann has 3,048 deferred stock units under this Plan that relate back to the time he served as a Director prior to his employment with the Company.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of our Class A Common Stock as of March 17, 2008 for each Director and nominee for Director, each Executive Officer in the Summary Compensation Table herein, and by all Directors (including nominees) and our Executive Officers and other officers as a group.

Name (1)	Class A Common Stock (2)	Options Currently Exercisable or within 60 days	Total Stock and Stock Based Holdings (3)	Percent of Class (4)
Martin H. Young, Jr.	20,000	83,956	103,956
Robert F. Heinemann (5)	16,439	386,250	402,689
Joseph H. Bryant	-	23,956	23,956
Ralph B. Busch, III (6)	368,935	73,956	442,891	1.00%
William E. Bush, Jr. (7)	260,646	33,956	294,602
Stephen L. Cropper	5,000	53,956	58,956
J. Herbert Gaul, Jr.	4,000	83,956	87,956
Thomas J. Jamieson (8)	112,800	93,956	206,756
J. Frank Keller	-	23,956	23,956
Ronald J. Robinson	403	13,956	14,359
Ralph J. Goehring	73,171	65,262	138,433
Michael Duginski	20,998	201,500	222,498
Daniel G. Anderson	3,404	50,500	53,904
Bruce S. Kelso	3,619	21,500	25,119
All Directors, Executive Officers and other Officers as a group – (19 persons) (9)	901,066	1,369,491	2,270,557	4.99%

(1)	All Directors and beneficial owners listed above can be contacted at Berry Petroleum Company, 5201 Truxtun Avenue, Suite 300, Bakersfield, CA 93309.

(2)

Includes shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power. Unless otherwise noted, each individual or member of the group has sole voting and investment power with respect to the shares shown in the table above.

(3)

Does not include 121,133 units in a stock account owned by the Directors which represent the economic equivalent of shares of Class A Common Stock which have been earned by seven of the Directors through the Non-Employee Directors Deferred Compensation Plan. These share equivalents are subject to Class A Common Stock market price fluctuations and are non-voting. The stock account unit shares can not be issued until the Director resigns or retires from our Board so none of these shares are projected to be issued within 60 days. Stock account units owned as of March 17, 2008 were 38,212 by Mr. Young, 3,048 by Mr. Heinemann, 3,672 by Mr. Bryant, 15,029 by Mr. Busch, 28,667 by Mr. Gaul, 32,114 by Mr. Jamieson and 391 by Mr. Robinson. Mr. Heinemann’s participation relates to the time he was a Director prior to his employment by us.

(4)	No current Director or Executive Officer, except Mr. Busch, owns more than 1% of the total outstanding shares of Class A Common Stock.

(5)	Includes 11,079 shares held directly and 5,360 shares which Mr. Heinemann holds in the 401(k) Plan.

(6)

Includes 144,238 shares held directly, 126,665 shares held in the B Group Trust at Union Bank of California which Mr. Busch votes, 90,000 shares held in a family trust for which Mr. Busch shares voting and investment power as co-trustee, 7,500 shares held in a family foundation for which Mr. Busch shares voting and investment power with his parents and siblings and 532 shares held in trust for his minor children.

(7)	Includes 259,846 shares held directly and 800 shares held in trust for his grandchildren.

(8)

Includes 28,000 shares held directly, 33,800 shares held indirectly by Mr. Jamieson through Jaco Oil Company, a corporation, 26,000 shares held indirectly through a trust and 25,000 shares held indirectly by Mr. Jamieson through a partnership, all entities for which he has investing and voting power for the shares.

(9)	Also includes an additional 8,252 shares held directly by our other officers not included above and 3,399 shares held indirectly by our other officers in our 401(k) Plan.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of December 31, 2007, information regarding our voting securities owned beneficially, within the meaning of the rules of the Securities and Exchange Commission, by persons, other than Directors or officers, known by us to own beneficially more than 5% of the indicated class:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Class A Common Stock	Winberta Holdings, Ltd. c/o Berry Petroleum Company 5201 Truxtun Avenue, Suite 300 Bakersfield, CA 93309	1,954,206 (1)	4.5%

Class B Stock	Winberta Holdings, Ltd. c/o Berry Petroleum Company 5201 Truxtun Avenue, Suite 300 Bakersfield, CA 93309	1,797,784 (1)	100%

Class A Common Stock	William F. Berry c/o Berry Petroleum Company 5201 Truxtun Avenue, Suite 300 Bakersfield, CA 93309	2,978,396 (2)	7.0%

Class A Common Stock	Neuberger Berman Inc. 605 Third Avenue New York, NY 10158	3,233,398 (3)	7.6%

Class A Common Stock	UnionBanCal Corporation 445 South Figueroa St., Third Floor Los Angeles, CA 90017	2,366,378 (4)	5.6%

(1)

As reflected in Schedule 13G/A, dated February 14, 2008, and filed with the Securities and Exchange Commission by Winberta Holdings Ltd. (Winberta). According to the Schedule 13G/A, Winberta has sole voting and dispositive power on all of the shares indicated. The Class B Stock shares are convertible into Class A Common Stock at the request of Winberta. The Class A Common Stock and Class B Stock are voted as a single class, as noted on Page 1 of this Proxy Statement. Winberta’s combined shares comprise 8.5% of our total Capital Stock outstanding.

(2)

As reflected in Schedule 13G/A, dated February 14, 2008, and filed with the Securities and Exchange Commission by William F. Berry. Mr. Berry served as a Director from 1985 to 2006 and retired from our Board of Directors on May 17, 2006. According to the Schedule 13G/A, Mr. Berry has sole voting and dispositive power on all of the shares indicated.

(3)

As reflected in Schedule 13G, dated February 12, 2008, and filed with the Securities and Exchange Commission by Neuberger Berman. According to the Schedule 13G, Neuberger Berman has shared power to dispose or direct the disposition on 3,233,398 shares. In addition, Neuberger Berman has sole power to direct the vote on 239,998 shares and shared power to direct the vote on 1,926,000 shares.

(4)

As reflected in Schedule 13G/A, dated February 4, 2008, and filed with the Securities and Exchange Commission by UnionBanCal Corporation (Union Bank). According to the Schedule 13G/A, Union Bank is the trustee of certain trusts to which the trustors retain voting and investment power and Union Bank has shared dispositive power on 2,338,628 shares. In addition, Union Bank has sole power to vote and control the investment power on another 27,750 shares.

To our knowledge, the above numbers remain accurate as of March 17, 2008 with the exception of Mr. Berry who gifted 2,400 of his shares in March 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and related Securities and Exchange Commission rules require that Directors, officers and beneficial owners of 10% or more of any class of equity securities report to the Securities and Exchange Commission changes in their beneficial ownership of our Capital Stock and that any late filings be disclosed. Based solely on a review of the copies of such forms furnished to us, or written representations that no Form 5 was required, we believe in 2007 that there was compliance with all Section 16(a) filing requirements except for Mr. Busch, a Director, who filed one late Form 4 to report the sale of shares from a family trust at Union Bank for which he is not a trustee but does have an ownership interest. In addition, the Form 4 filings to report the December 14, 2007 equity grants for all officers and Directors were filed late by one to two days due to delays in determining the quantity of the equity grants as the method was changed in 2007 to a dollar value grant rather a grant based on the number of shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board is committed to maintaining the highest legal and ethical obligations and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Our Charter of the Corporate Governance and Nominating Committee requires that members of the Corporate Governance and Nominating Committee, all of whom are independent Directors, review, approve, and publicly disclose related party transactions for which such approval is required under applicable law, including Securities and Exchange Commission and New York Stock Exchange rules. The Corporate Governance and Nominating Committee, to the extent feasible, reviews related party transactions in advance to approve such transactions. However, our Board has determined that the Chairman of the Committee can pre-approve or ratify, as the case may be, any related transaction in which the aggregate amount involved is expected to be less than $250,000 so long as each such transaction is presented to the Corporate Governance and Nominating Committee at its next regularly scheduled meeting. Additionally, the Corporate Governance and Nominating Committee annually reviews and assesses each approved related party transaction to see that each transaction is in compliance with the Corporate Governance and Nominating Committee’s guidelines and that the related party transaction remains appropriate.

We have determined that the Corporate Governance and Nominating Committee shall, subject to certain defined exceptions, review and approve any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;
•	we are a participant; and
•	any “Related Person” has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

We define a “Related Person” to be:

•	any of our senior officers (which shall include at a minimum each Executive Vice President and any Section 16(a) officer) or Directors;
•	a shareholder owning (either directly or beneficially) in excess of 5 percent of our outstanding stock;
•	a person who is an immediate family member of any of the foregoing; or
•

an entity which is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of such entity. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Corporate Governance and Nominating Committee has reviewed the general types of related party transactions described below and determined that each of the following general related party transactions is deemed to be pre-approved by the Corporate Governance and Nominating Committee and does not rise to the level of deeming the relevant Related Person to become non-independent, even if the aggregate amount involved will exceed $100,000:

•

any employment by us of an Executive Officer if: (a) the related compensation is required to be reported in our Proxy Statement under Item 402 of the Securities and Exchange Commission’s (SEC’s) compensation disclosure requirements (generally applicable to Named Executive Officers); or (b) the officer is not an immediate family member of another of our officers or Directors, the related compensation would be reported in our Proxy Statement under Item 402 of the SEC’s compensation disclosure requirements if the Executive Officer was a Named Executive Officer, and our Compensation Committee approved (or recommended that our Board approve) such compensation;

•	any compensation paid to a Director if the compensation is required to be reported in our Proxy Statement under Item 402 of the SEC’s compensation disclosure requirements;

•

any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2 percent of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2 percent of the charitable organization’s total annual receipts;

•

any transaction where the Related Person’s interest arises solely from the ownership of our Common Stock and all holders of our Common Stock received the same benefit on a pro rata basis (e.g. dividends);

•	any transaction involving a Related Person where the rates or charges involved are determined by competitive bids;

•

any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	the purchase by us of up to $1,000,000 annually of oilfield parts and supplies from S&D Supply Company, a division of Eagle Creek Mining & Drilling, Inc; or

•	the purchase or sale through a third party for investment purposes by a Related Person of any of our Senior Subordinated Notes as issued from time to time.

When considering the Eagle Creek Mining & Drilling, Inc. transactions and the purchase of our Senior Subordinated Notes as well as the Victory Settlement Trust, the Corporate Governance and Nominating Committee acknowledged that while each of these is considered a “related party transaction” pursuant to our Corporate

Governance Guidelines, they do not rise to the level of deeming the relevant Related Party to become non-independent, and that the Corporate Governance and Nominating Committee and our Board have therefore determined that those transactions set forth below do not require further analysis by the Corporate Governance and Nominating Committee or our Board unless such transactions materially change in the future.

Eagle Creek Mining & Drilling, Inc.

Eagle Creek Mining & Drilling, Inc. (Eagle Creek), a California corporation, was a wholly-owned subsidiary of our predecessor, Berry Holding Company, until it was spun off to the majority shareholders of the predecessor in 1984. On November 30, 1989, Eagle Creek purchased the assets of S&D Supply Company (S&D), a California partnership. S&D, a retail distributor of oilfield parts and supplies, is now a division of Eagle Creek. The five-year contract whereby we purchased oilfield parts and supplies from S&D at competitive prices expired November 30, 1999 and was not renewed. Even though the contract expired, based on competitive pricing, we continue to purchase oilfield parts and supplies from S&D. The amounts paid to S&D in 2007, 2006 and 2005 were $560,216, $776,365 and $890,919, respectively. Our total purchases of oilfield pipe, parts and supplies in 2007 from competing vendors selling similar items were in excess of $27 million such that our purchases from S&D were less than 2% of our total purchases. We believe we pay competitive prices for our purchases from S&D. Mr. Bush is a director of Eagle Creek and collectively Mr. Bush and his immediate family and Mr. Busch and his immediate family own more than 10% but less than 30% of the stock of Eagle Creek.

Senior Subordinated Notes

We have been informed that on November 20, 2006, Falcon Seaboard Investment Company (Falcon Investment), an affiliate of Falcon Seaboard Diversified, Inc., purchased $3,000,000 of our 8.25% Senior Subordinated Notes from an independent broker. As a result of its purchase of the notes, Falcon Investment is treated like any other holder of the notes and receives interest payments and a return of principal in accordance with terms of the notes as set forth in our registration statement filed October 19, 2006. Mr. Young is the Senior Vice President and Chief Financial Officer of Falcon Seaboard Diversified, Inc. While the purchase or sale of our equity securities would not be deemed a related transaction under SEC regulations, the purchase or sale of our debt securities is not afforded the same treatment even though the purchaser of such debt security receives the same benefits on a pro rata basis as all other holders of the debt securities and the holder did not purchase the debt securities directly from us. In addition, we are informed that on February 23, 2007, the Busch Charitable Trust of which Mr. Busch is a Trustee, purchased from an independent third party, $100,000 of our Notes. We are also informed that Mr. William Bush has purchased $150,000 of our Notes. We encourage our insiders to hold our securities and consider such ownership to be in our shareholders' interest.

Victory Settlement Trust

In connection with our reorganization in 1985, a shareholder of Berry Holding Company (BHC), Victory Oil Company (Victory), a California partnership, brought suit against Berry Holding Company (one of our predecessor companies prior to the reorganization in 1985) and all of its Directors and Officers and certain significant shareholders seeking to enjoin the reorganization. As a result of the reorganization, Victory's shares of BHC stock were converted into shares of our Class A Common Stock representing approximately 9.7% of the shares of our Class A Common Stock outstanding immediately subsequent to the reorganization. In 1986, we, along with Victory, together with certain of its affiliates, entered into the Instrument for Settlement of Claims and Mutual Release (the Settlement Agreement).

The Settlement Agreement provided for the exchange (and retirement) of all shares of our Class A Common Stock held by Victory and certain of its affiliates for certain assets (the Settlement Assets) conveyed by us to Victory. The Settlement Assets consisted of (i) a 5% overriding royalty interest in the production removed or sold from certain real property situated in the Midway-Sunset field which is referred to as the Maxwell property (Maxwell Royalty) and (ii) a parcel of real property in Napa, California.

The shares of BHC originally acquired by Victory and the shares of our Class A Common Stock issued to Victory in exchange for the BHC Stock in the reorganization (the Victory Shares) were acquired subject to a legend provision designed to carry out certain provisions of the Will of Clarence J. Berry, the founder of our predecessor companies. The legend enforces an Equitable Charge (the Equitable Charge) which requires that 37.5% of the dividends declared and paid on such shares from time to time be distributed to a group of lifetime income beneficiaries (the B Group).

As a result of the Settlement Agreement, the B Group was deprived of the distributions related to the stock that they would have received on the Victory Shares under the Equitable Charge. In order to protect the interests of the B Group, we executed a Declaration of Trust (the Victory Settlement Trust). In recognition of our, and Victory’s, obligations with respect to the Equitable Charge, Victory agreed in the Settlement Agreement to pay to us in our capacity as trustee under the Victory Settlement Trust, 20% of the 5% Maxwell Royalty (Maxwell B Group Payments). The Maxwell B Group Payments will continue until the death of the last surviving member of the B Group, at which time the payments will cease and the Victory Settlement Trust will terminate. There is one surviving member of the B Group.

Under the Settlement Agreement, we agreed to guarantee that the B Group will receive the same distributions under the Equitable Charge that they would have received had the Victory shares remained as issued and outstanding shares. Accordingly, when we declare and pay dividends on our capital stock, we are obligated to calculate separately the applicable distribution (the Trust Payment). We will make payments from the Victory Settlement Trust to the surviving member of the B Group, which payments may constitute all or a part of the Trust Payment in March and September of each year. Such payments will be made to the surviving member of the B Group for the remainder of his life. Typically, the Maxwell B Group Payments have contributed to a portion or all of the Trust Payment. Pursuant to the Settlement Agreement, we paid $124,925 to the Victory Settlement Trust in 2007.

Bakersfield Fuel & Oil Company

Our predecessors originally acquired an ownership in the entity that became Bakersfield Fuel & Oil Company (BFO) in the late 1890s. We succeeded to an ownership of approximately 20% of BFO upon our reorganization in 1985. Mr. Thomas J. Jamieson, through his affiliates and related persons, has been the majority owner of the stock of BFO for many years. Mr. Duginski and Mr. Goehring served on the board of directors of BFO. In 2007, BFO tendered at a price of $671.13 per share to purchase all of the outstanding shares of BFO not owned by Mr. Jamieson and his affiliates. Management reviewed the offer and recommended to the Board of Directors that we accept the offer. This matter was reviewed under our policy by the Corporate Governance and Nominating Committee. It was also reviewed for valuation purposes by the Audit Committee at a meeting at which Mr. Jamieson was not present. Both the Corporate Governance and Nominating Committee and the Audit Committee recommended to the Board of Directors that we accept the offer. The Board approved the sale of the shares on November 15, 2007, again with Mr. Jamieson abstaining. Upon the completion of the shares tender, we received $2,931,503.47 in December 2007. Mr. Duginski and Mr. Goehring resigned from BFO’s board of directors in December 2007.

Report of the Audit Committee of our Board of Directors

The Audit Committee of our Board of Directors consists of Mr. Cropper, Mr. Gaul, Mr. Jamieson, and Mr. Young. Our Board has determined that each of Mr. Cropper, Mr. Gaul, Mr. Jamieson and Mr. Young is an audit committee financial expert as defined in Item 401(h) of Regulation S-K and that each member of the Audit Committee is an independent director as defined in the Securities Exchange Act of 1934. Mr. Gaul serves as the Chairman of the Committee. In 2007, the Audit Committee met ten times. The Audit Committee reviews, acts on, and reports to our Board of Directors with respect to our auditing performance and practices, risk management, financial and credit risks, accounting policies, internal control, internal audit practices, tax matters, financial reporting and financial disclosure practices. The Committee is responsible for: 1) reviewing and selecting our independent registered public accounting firm, 2) reviewing the scope of the annual audit, 3) pre-approving the nature of non-audit services, 4) approving the fees to be paid to the independent registered public accounting firm, 5) reviewing the performance of our independent registered public accounting firm, 6) approving the outside accounting firms hired for special projects and internal audits and reviewing their reports, 7) reviewing our accounting practices and 8) any other tasks as described in the Audit Committee’s Charter, which is available at http://www.bry.com or by writing to us, attention Investor Relations.

We have reviewed and discussed with Management our audited financial statements as of, and for the year ended December 31, 2007.

We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from PwC required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with PwC the auditors’ independence. The Audit Committee has reviewed the services provided by PwC and has specifically pre-approved all services performed by the auditor and determined that all fees billed by PwC for non-audit services are compatible with maintaining the auditor’s independence. PwC representatives do meet with and directly report to the Audit Committee (and the Audit Committee Chairman).

Based on the reviews and discussions referred to above, we recommended to our Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee of our Board of Directors

March 18, 2008	J. Herbert Gaul, Jr. (Chairman)	Stephen L. Cropper
	Thomas J. Jamieson	Martin H. Young, Jr.

Fees to Independent Registered Public Accounting Firm for 2007 and 2006

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for 2007 and 2006, and also includes fees billed for audit-related services, tax services and all other services rendered by PwC for 2007 and 2006 (in thousands):

	2007	2006

Audit Fees	$ 1,021	$ 1,077
Audit Related Fees	389	118
Tax Fees	143	124
All Other Fees	3	-

Audit Fees - This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-K annual report, Form 10-Q quarterly reports, and services that are normally provided by PwC in connection with statutory and regulatory filings and submittals or engagements for those years. This also includes attestation services required by statute or regulation including, without limitation, the report on our internal controls as specified in Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees - This category consists of assurance and related services provided by PwC that are reasonably related to the performance of the audit or review of our financial statements that are not included above under Audit. For 2007 this consisted of approximately $193,000 for audit services related to the sale of our Montalvo property which we expect to be reimbursed by the buyer and approximately $194,000 for audit services related to our proposed master limited partnership.

Tax Fees - This category consists of professional services rendered by PwC, primarily in connection with our tax compliance, including tax return assistance and technical advice related to the preparation of tax returns, various tax issues and tax planning.

All Other Fees - This category consists of the aggregate fees billed for products and services, including software licenses and other services provided by PwC, not reported above. PwC did not provide any financial information systems design or implementation services during 2007 or 2006.

The 2007 audit and non-audit services provided by PwC were approved by the Audit Committee. The non-audit services which were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm's independence.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee members or the Audit Committee Chairman pre-approves both the type of services to be provided by PwC and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations. Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved. All of the engagements and fees for 2007 were approved by the Audit Committee.

SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

Any proposal of a shareholder intended to be presented at the next Annual Meeting of Shareholders expected to be held on May 13, 2009, must be received at the office of our Secretary on or before December 2, 2008, if such proposal is to be considered for inclusion in our proxy statement relating to that meeting.

ANNUAL REPORT

Our 2007 Annual Report to Shareholders has been mailed or made available to shareholders previously or is being mailed or made available concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of this proxy solicitation material.

On February 27, 2008, we filed our Annual Report on Form 10-K/A with the Securities and Exchange Commission. This Report contains detailed information concerning us and our operations and supplementary financial information which, except for exhibits, are included in the Annual Report to Shareholders. A COPY OF THE EXHIBITS WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, BERRY PETROLEUM COMPANY, 5201 TRUXTUN AVENUE, SUITE 300, BAKERSFIELD, CA 93309.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by us. In addition to use of the mails, certain Officers, Directors and our regular employees, without receiving additional compensation, may solicit proxies personally by telephone, e-mail or facsimile. We may reimburse persons holding shares in their own names or in the names of their nominees for expenses they incur in obtaining instructions from beneficial owners of such shares.

OTHER MATTERS

Management knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named on the Form of Proxy Card will vote on said matters in accordance with the recommendations of our Board of Directors.

The above Notice of Annual Meeting of Shareholders, Proxy Statement and Form of Proxy Card are sent by Order of our Board of Directors.

KENNETH A. OLSON
Corporate Secretary

April 1, 2008

The Board of Directors Recommends a Vote FOR the Proposals.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees listed (except as marked to the contrary below)	WITHHOLD AUTHORITY TO VOTE FOR all nominees listed below
1. ELECTION OF DIRECTORS		☐	☐
01 J. Bryant	06 R. Heinemann
02 R. Busch III	07 T. Jamieson
03 W. Bush	08 J. Keller
04 S. Cropper	09 R. Robinson
05 J. Gaul	10 M. Young

(Instruction: To withhold authority to vote for any nominee, strike a line through that nominee’s name in the list above).

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm (Independent Auditors).	☐	☐	☐

3.	The Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date	, 2008

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a limited liability company, please sign in limited liability company name by authorized person.

  FOLD AND DETACH HERE  

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/bry Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

BERRY PETROLEUM COMPANY

Proxy for the Annual Meeting of Shareholders

The undersigned shareholder of Berry Petroleum Company, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Robert F. Heinemann and Kenneth A. Olson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock or Class B Stock of Berry Petroleum Company held of record by the undersigned on March 17, 2008 at the Annual Meeting of Shareholders to be held on Wednesday, May 14, 2008 or any adjournment thereof.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲